FOR IMMEDIATE RELEASE	Exhibit 99.1

3M Board Member Robert S. Morrison to Serve as Interim CEO

ST. PAUL, Minn. - June 30, 2005 - 3M today announced that Robert S. Morrison, retired vice chairman, PepsiCo Inc. and former chairman and chief executive officer of Quaker Oats Co., has been named interim chairman and chief executive officer, effective immediately. Morrison’s appointment follows the announced departure of former 3M Chairman and CEO W. James McNerney, Jr.

“On behalf of the entire Board, I want to thank Jim and wish him every success at Boeing as we build on his many contributions to 3M,” Morrison said. “The 3M leadership team is committed to continuing our progress in growing our markets and our people, in fostering a culture of customer focus and accountability, in increasing shareholder value and in advancing our core of innovation and integrity.”

Morrison said that the company is initiating a thorough and expeditious selection process that will consider both internal and external candidates. The selection committee will be chaired by 3M Board member Vance D. Coffman, recently retired chairman and CEO of Lockheed Martin Corp.

“While the company has developed strong internal candidates in recent years, the Board believes that it is important to consider all the possibilities in making this decision,” he said.

Morrison, who joined the 3M Board of Directors in 2002, praised the company’s strong performance, sound operating strategies and expressed his confidence in the company and its leadership.

“3M has a powerful technology heritage and strong business platforms around the world and I am very confident that the right team and the right plans are in place to realize our potential.”

About 3M - A Global, Diversified Technology Company

Every day, 3M people find new ways to make amazing things happen. Wherever they are, whatever they do, the company’s customers know they can rely on 3M to help make their lives better. 3M’s brands include Scotch, Post-it, Scotchgard, Thinsulate, Scotch-Brite, Filtrete, Command and Vikuiti. Serving customers in more than 200 countries around the world, the company’s 67,000 people use their expertise, technologies and global strength to lead in major markets including consumer and office; display and graphics; electronics and telecommunications; safety, security and protection services; health care; industrial and transportation. For more information, including the latest product and technology news, visit www.3M.com.

Scotch, Post-it, Scotchgard, Thinsulate, Scotch-Brite, Filtrete, Command and Vikuiti are trademarks of 3M.

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Media Contact:
Jacqueline Berry, 3M
(651) 733-3611

Investor Contacts:
Mark Colin, 3M
(651) 733-8206

Bruce Jermeland, 3M
(651) 733-1807

From:
3M Public Relations and Corporate Communications
3M Center, Building 225-1S-15
St. Paul, MN 55144-1000	004729